PERFORMANCE ESCROW AGREEMENT

This Performance Escrow Agreement (this "***Agreement***"), dated September 30, 2008, is entered into by and among KL Energy Corporation, a Nevada corporation (the "***Company***"), Randy Kramer, David Litzen, Dennis Harstad, and Steve Corcoran, as the pledgors (the "***Pledgors***"), and Action Stock Transfer Corp. as the escrow agent (the "***Escrow Agent***").

WHEREAS, in connection with the Offering (as defined below), the Company consummated a reverse merger with KL Process Design Group, LLC, a South Dakota limited liability company (the "***Reverse Merger***"), pursuant to which the Pledgors were issued the Escrow Shares (as defined in Section 2 hereto).

WHEREAS, the Company and certain investors (the "***Investors***") have entered into a Securities Purchase Agreement, dated of even date hereof (the "***Purchase Agreement***"), in connection with the private placement by the Company of units of its securities ("***Units***") comprised of shares of its common stock and common stock purchase warrants (the "***Offering***") in conjunction with the conversion into the Company's common stock of certain convertible notes. As an inducement to the Investors to participate in the Offering and as set forth in the Purchase Agreement, the Pledgors agreed to place the Escrow Shares into escrow, which Escrow Shares are subject to cancellation in the event the Company fails to satisfy certain performance thresholds.

WHEREAS, pursuant to the requirements of the Purchase Agreement, the Company and the Pledgors have agreed to establish an escrow on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

1. Appointment of Escrow Agent**.** The Pledgors and the Company hereby appoint Escrow Agent to act in accordance with the terms and conditions set forth in this Agreement, and Escrow Agent hereby accepts such appointment and agrees to act in accordance with such terms and conditions.

2. Establishment of Escrow.

a. Within one trading day following the closing of the Reverse Merger, the Pledgors shall deliver, or cause to be delivered, to the Escrow Agent certificates evidencing 9,900,765 shares (the "***Escrow Shares***") of the Company's common stock, par value $0.001 per share (the "***Common Stock***"), along with undated stock powers with Medallion guarantees, in the form and number acceptable to the Company's board of directors in its reasonable discretion (or such other signed instrument of transfer acceptable to the Company's transfer agent.

b. The Pledgors agree that if CBE2 is not operational before the end of 12 months following funding (debt and/or equity) of an aggregate of $23,000,000 (the

"***Funding***"), and in the sixty days following this has not attained a nameplate capacity of 4,500,000 gallons per year, as verified by an independent expert selected by the Company's Board of Directors, then the Pledgors agree that that portion of the Escrow Shares equal to 10% of the total issued capital shall be cancelled and no longer be outstanding. If such independent expert indicates that the Company shall have satisfied the performance test specified above for such period, then that portion of the Escrow Shares equal to 10% of the total issued capital shall be returned to the Pledgors in accordance with Section 4a of this Agreement.

c. The Pledgors agree that if there are not at least 3 CBEs operational in the USA before the end of 24 months following the Funding and that CBE3, in the sixty days following this, has not attained a nameplate capacity of 4,500,000 gallons per year, as verified by an independent expert selected by the Company's Board of Directors, then the Pledgors agree that that portion of the Escrow Shares equal to 10% of the total issued capital shall be cancelled and no longer be outstanding. If such independent expert indicates that the Company shall have satisfied the performance test specified above for such period, then that portion of the Escrow Shares equal to 10% of the total issued capital shall be returned to the Pledgors in accordance with Section 4b of this Agreement.

3. Representations of the Pledgors. The Pledgor hereby represents and warrants as follows:

a. The Pledgors have the requisite power and authority to enter into this Agreement and to carry out his obligations hereunder. This Agreement has been duly executed by the Pledgors, and when delivered by the Pledgors in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Pledgors, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

b. The Pledgors collectively are the sole record holders of the Escrow Shares free and clear of all pledges, liens and encumbrances.

4. Cancellation or Release of Escrow Shares.

a. Performance for 12 Months. The Pledgors agree that if CBE2 is not operational before the end of 12 months following the Funding, and in the sixty days following this has not attained a nameplate capacity of 4,500,000 gallons per year, as described in Section 2b above, the Company's board of directors shall provide written instruction to the Escrow Agent to instruct the Company's transfer agent ("***Transfer Agent***") to cancel that portion of the Escrow Shares as specified in Section 2b above; provided, however, the Company's board of directors shall provide to the Company a copy of such instruction letter at least two (2) business days in advance of its delivery of such letter to the Transfer Agent. The Escrow Agent and Transfer Agent need only rely on the letter of instruction from the Company's board of directors in this regard and will

disregard any contrary instructions. If the Company's performance threshold has been achieved as specified in Section 2b above, the Company's board of directors shall provide written instruction (with a copy to the Company) to the Escrow Agent to return 10% of the total issued capital of the Escrow Shares deposited with the Escrow Agent to the Pledgor within seven business days of receipt of such written instructions.

b. Performance for 24 Months. The Pledgors agree that if there are not at least 3 CBEs operational in the USA before the end of 24 months following the Funding and that CBE3, and in the sixty days following this has not attained a nameplate capacity of 4,500,000 gallons per year, as described in Section 2c above, the Company's board of directors shall provide written instruction to the Escrow Agent to instruct the Transfer Agent to cancel that portion of the Escrow Shares as specified in Section 2c above; provided, however, the Company's board of directors shall provide to the Company a copy of such instruction letter at least two (2) business days in advance of its delivery of such letter to the Transfer Agent. The Escrow Agent and Transfer Agent need only rely on the letter of instruction from the Company's board of directors in this regard and will disregard any contrary instructions. If the Company's performance threshold has been achieved as specified in Section 2c above, the Company's board of directors shall provide written instruction (with a copy to the Company) to the Escrow Agent to return 10% of the total issued capital of the Escrow Shares deposited with the Escrow Agent to the Pledgor within seven business days of receipt of such written instructions.

5. Duration. This Agreement shall terminate once the Escrow Agent has complied with its obligations in Section 4b above with respect to the Escrow Shares.

6. Escrow Shares. If any Escrow Shares are cancellable in accordance with this Agreement, the Pledgors covenant and agree to execute all such additional instruments or documents as may be required to effect the cancellation of such shares. Until such time as (if at all) the Escrow Shares are required to be cancelled or released, as applicable, in accordance with this Agreement, any dividends payable in respect of the Escrow Shares and all voting rights applicable to the Escrow Shares shall be retained by the Pledgors. Should the Escrow Agent receive dividends or voting materials, such items shall not be held by the Escrow Agent, but shall be passed immediately on to the Pledgors and shall not be invested or held for any time longer than is needed to effectively re-route such items to the Pledgors.

7. Exculpation and Indemnification of Escrow Agent.

a. Escrow Agent is not a party to and is not bound by or charged with notice of any agreement out of which this escrow may arise. Escrow Agent acts under this Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. Escrow Agent will have no duties or responsibilities other than those expressly set forth herein. Escrow Agent will be under no liability to anyone by reason of any failure on the

part of any party hereto (other than Escrow Agent) or any maker, endorser or other signatory of any document to perform such person's or entity's obligations hereunder or under any such document. Except for this Agreement and instructions to Escrow Agent pursuant to the terms of this Agreement, Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof.

b. Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, absent gross negligence or willful misconduct. Escrow Agent may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of California upon fiduciaries. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EVEN IF THE MAKE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

c. The Company and the Pledgors each hereby, jointly and severally, indemnify and hold harmless each of the Escrow Agent, and any of its principals, partners, agents, employees and affiliates from and against any expenses, including reasonable attorneys' fees and disbursements, damages or losses suffered by Escrow Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Agreement or the services of the Escrow Agent hereunder. For the purposes hereof, the terms "expense" and "loss" will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys' fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding. The provisions of this Section 7 shall survive the termination of this Agreement, and the resignation or removal of the Escrow Agent.

8. Resignation of Escrow Agent. At any time, upon ten (10) days' written notice to the Company, Escrow Agent may resign and be discharged from its duties as Escrow

Agent hereunder. As soon as practicable after its resignation, Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof. If, by the end of the 10-day period following the giving of notice of resignation by Escrow Agent, the Company shall have failed to appoint a successor escrow agent, Escrow Agent may interplead the Escrow Shares into the registry of any court having jurisdiction.

9. Notice. All notices, communications and instructions required or desired to be given under this Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier, to the addresses listed on the signature pages hereto.

10. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11. Assignment and Modification. This Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. No other person will acquire or have any rights under, or by virtue of, this Agreement. No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the release thereof to such party hereto in accordance with the provisions of this Agreement. This Agreement may be amended or modified only in writing signed by all of the parties hereto.

12. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of laws thereof.

13. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Performance Escrow Agreement as of the date set forth opposite their respective names.

COMPANY:

KL ENERGY CORPORATION

By: _/s/ Randy Kramer___________
Name: Randy Kramer
Title: President

PLEDGORS

/s/ Randy Kramer
Randy Kramer

/s/ David Litzen___________
David Litzen

/s/ Dennis Harstad__________
Dennis Harstad

/s/ Steve Corcoran__________
Steve Corcoran

ESCROW AGENT:

ACTION STOCK TRANSFER CORP.

By: /s/ Justeen Blankenship
Name: Justeen Blankenship
Title: President